UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Altria Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ALTRIA GROUP, INC.
6601 West Broad Street
Richmond, Virginia 23230

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 14, 2020

Dear Fellow Shareholder:

On or about April 2, 2020, Altria Group, Inc. (“Altria,” “we,” “our” or “us”) made available or mailed to shareholders our Notice of Virtual Annual Meeting of Shareholders, Proxy Statement, dated April 2, 2020 (the “Proxy Statement”), and proxy card that describe the matters to be voted upon at Altria’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) to be held on Thursday, May 14, 2020 at 9:00 a.m., Eastern Time. There is no physical location for the 2020 Annual Meeting. Shareholders may instead attend virtually at www.virtualshareholdermeeting.com/ALTRIA2020. This supplement (this “Supplement”) updates the Proxy Statement and the proxy card to revise the list of nominees for election to Altria’s Board of Directors (“Board”) and certain other information in the Proxy Statement, and should be read in conjunction with the Proxy Statement.

Except as set forth below, this Supplement does not change the proposals to be acted on at the 2020 Annual Meeting or our Board’s recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

Resignation of Chairman and Chief Executive Officer; Withdrawal of Nominee for Election as Director

As we previously disclosed, Howard A. Willard III, our Chairman of the Board (“Chairman”) and Chief Executive Officer, contracted the COVID-19 virus and took a temporary medical leave of absence. While Mr. Willard was recovering, on April 14, 2020, he decided to resign as a director and from his position as our Chairman and Chief Executive Officer after 28 distinguished years of service to Altria and our subsidiaries. In light of Mr. Willard’s resignation as a director, he also informed us that he will not stand for election to our Board at the 2020 Annual Meeting.

As a result of Mr. Willard’s decision not to stand for election to our Board at the 2020 Annual Meeting, our Board reduced the number of nominees for election at the 2020 Annual Meeting from 11 to 10. The individuals named under “Proposal 1 - Election of Directors” beginning on page 16 of the Proxy Statement, other than Mr. Willard, remain our Board’s nominees for election as directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified, subject to their earlier death, resignation or removal. Our Board recommends a vote FOR each of those nominees for election as directors. Our Board has not nominated a replacement for Mr. Willard for election at the 2020 Annual Meeting. As a result, our Board reduced the size of our Board from 11 to 10 members.

Election of New Chief Executive Officer and New Chairman of the Board

In connection with Mr. Willard’s resignation from his position as our Chief Executive Officer, effective April 16, 2020, our Board elected William F. Gifford, Jr., formerly our Vice Chairman and Chief Financial

Officer, as our new Chief Executive Officer. Our Board had previously determined that Mr. Gifford would assume Mr. Willard’s authority and responsibilities until he returned from his temporary medical leave of absence.

Our Board believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman and the Chief Executive Officer in the way that it believes is in the best interests of Altria and our shareholders. While Mr. Willard served as our Chief Executive Officer, our Board had concluded that combining the roles of Chairman and Chief Executive Officer was in the best interests of Altria and our shareholders. However, our Board currently believes that it is in the best interests of Altria and our shareholders to split the positions and that the Chairman should be selected from among our independent directors. In connection with this determination, on April 16, 2020, our Board elected Thomas F. Farrell II as our new independent Chairman. Mr. Farrell had previously served as our Presiding Director.

Voting Matters

If you have not yet voted, we strongly encourage you to vote as promptly as possible by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). You may also vote during the meeting by following the instructions under “Instructions for the Virtual Annual Meeting” on page 81 of the Proxy Statement. You do not need to obtain a new proxy card or voting instruction form if you have not yet voted. Instead, please disregard Mr. Willard’s name as a nominee for election as director.

If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote.  It is not necessary for you to re-vote your shares if you have already voted. Proxy cards and voting instruction forms already returned by shareholders (via Internet, telephone or mail) will remain valid and shares represented thereby will be voted at the 2020 Annual Meeting in accordance with your instructions unless revoked.

No votes received before or after the date of this Supplement will be counted for the election of Mr. Willard to our Board. Proxies may not be voted for a greater number of individuals than the number of nominees named in the Proxy Statement, as supplemented by this Supplement. Information regarding how to vote your shares, or change or revoke your proxy or voting instructions, is available under “Questions and Answers about the 2020 Annual Meeting and Voting” beginning on page 82 of the Proxy Statement.

By Order of the Board of Directors,

W. Hildebrandt Surgner, Jr.
Vice President, Corporate Secretary and Associate General Counsel
April 17, 2020
Richmond, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2020

Altria’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available, free of charge, at www.altria.com/proxy.